Exhibit 99.1

CoStar Group Bookings Up 47%, CoStar Suite Bookings Up 100% and Apartments.com Bookings Up 36% in Fourth Quarter 2017 Year-over-Year

WASHINGTON – February 21, 2018 – CoStar Group, Inc. (NASDAQ: CSGP), the leading provider of commercial real estate information, analytics and online marketplaces, announced today that revenue for the year ended December 31, 2017 was $965 million, an increase of 15% over revenue of $838 million for the full year of 2016. Revenue for the fourth quarter of 2017 grew 16% year-over-year to $254 million.

Net income for the year ended December 31, 2017 increased $38 million to $123 million or $3.66 per diluted share compared to $85 million for the full year of 2016, an increase of 44%. Net income for the fourth quarter of 2017 increased to $44 million or $1.22 per diluted share compared to $30 million for the fourth quarter of 2016, an increase of 49%. EBITDA (defined below) for the full year of 2017 was $237 million versus $215 million for the full year of 2016, an increase of 10%.

“We had an exceptional year and I am delighted that we reached $1 billion in revenue run rate in the fourth quarter of 2017, one full year ahead of our goal we announced in 2014,” said Andrew C. Florance, Founder and Chief Executive Officer of CoStar Group. “2017 was a year of successful investments for CoStar, as we expanded our research capabilities, improved product quality and in the fourth quarter completed the CoStar-LoopNet database integration. For the full year of 2017, we added $127 million in revenue and we achieved our best sales year ever with $148 million in net new bookings, up 32% over 2016.”

Florance continued, “Our net new bookings for the fourth quarter of 2017 accelerated to $43 million, an increase of 47% year-over-year. CoStar Suite net new bookings for the same period were up 100% as we successfully converted 4,200 LoopNet users to CoStar. We also converted nearly 400 former Xceligent clients during the 13-day period from December 18-31, 2017 after Xceligent, formerly our number one commercial real estate information competitor, filed for Chapter 7 bankruptcy in mid-December. Sales conversions continued to be robust into 2018. Through January 31, 2018, we have signed a total of over 5,400 LoopNet users and approximately 1,000 former Xceligent users to CoStar. On the multifamily side of our business, in the fourth quarter of 2017 Apartments.com amazingly bucked the historically negative seasonality of the winter months and had its best net new bookings quarter ever, up 36% year-over-year.”

Year 2016-2017 Quarterly Results - Unaudited
(in millions, except per share data)
	2016				2017
	Q1	Q2	Q3	Q4	Q1	Q2	Q3	Q4

Revenues	$200	$207	$213	$218	$227	$237	$248	$254
Net income	17	16	23	30	22	22	34	44
Net income per share - diluted	0.52	0.48	0.72	0.91	0.68	0.68	1.04	1.22
Weighted average outstanding shares - diluted	32.4	32.4	32.4	32.5	32.6	32.7	32.8	36.1

EBITDA	48	46	58	64	55	44	73	66
Adjusted EBITDA	58	56	67	75	64	54	84	78
Non-GAAP net income	31	29	36	42	34	28	46	45
Non-GAAP net income per share - diluted	0.95	0.91	1.11	1.29	1.05	0.86	1.41	1.25

“One of the key factors that contributed to our strong sales in 2017 was our investment in our Global Research Center in Richmond,” said Florance. “In a little over a year, we elevated the industry’s best database and analytics offering to new heights of excellence by updating active listings much more frequently and hiring 250 tenant researchers to vastly improve our tenant data. We also launched CoStar Listing Manager at the beginning of the fourth quarter, which enables brokers to update their listings directly in CoStar. We believe this adds to the quality of data in the system as brokers have made hundreds of thousands of entries monthly since October 2017.”

CoStar Suite revenue growth accelerated throughout the year to 15% for the fourth quarter of 2017. CoStar Suite revenue grew to $122 million for the fourth quarter of 2017, an increase of $16 million versus the fourth quarter of 2016. Multifamily revenue for the fourth quarter of 2017 increased 26% to $76 million versus $60 million in the fourth quarter of 2016. Revenue by services can be found within the tables included in this release.

Non-GAAP net income (defined below) for the year ended December 31, 2017 was $154 million or $4.59 per diluted share, an increase of $16 million versus the full year of 2016. Adjusted EBITDA (which excludes stock-based compensation and other items as defined below) was $280 million for the full year of 2017, an increase of 9% over adjusted EBITDA for the full year of 2016.

CoStar Group had an effective tax rate of 26% for the year ended December 31, 2017, a decrease of 1,200 basis points from 38% for the year ended 2016. This year-over-year reduction in the effective tax rate is related to benefits for research and development tax credits, the change in accounting for share-based payments, and revaluation of deferred tax liabilities related to the Tax Cuts and Jobs Act of 2017.

As of December 31, 2017, the Company had approximately $1.22 billion in cash, cash equivalents and long-term investments, and no outstanding debt. Earlier today, the Company closed its previously announced acquisition of ForRent.com and paid approximately $350 million in cash and issued approximately $35 million in shares of CoStar Group common stock. The purchase price is subject to customary working capital and other post-closing adjustments.

“We are delighted we have completed the ForRent acquisition as it strengthens our position in multifamily,” said Florance. “I welcome the ForRent team to the best multifamily marketing service in the United States. We continue to deliver unparalleled value to our advertisers and consumer users as a leader in the apartments industry in traffic, visits, leads, leases and revenue.”

2018 Outlook
“We believe our exceptional sales performance throughout the year and particularly in the fourth quarter of 2017 positions us well for accelerating revenue growth in 2018,” stated Scott Wheeler, Chief Financial Officer of CoStar Group.
The Company expects revenue in the range of $1.170 billion to $1.190 billion for the full year of 2018, reflecting revenue growth of 22% at the midpoint of the range. This includes ForRent revenue in the range of $65 million to $70 million for 2018 and the reduction in LoopNet Premium Searcher revenue from approximately $32 million in 2017 to $4 million in 2018 as we accelerate the transition to CoStar. The vast majority of LoopNet information subscribers have been notified that their service will be discontinued as of the end of February 2018. As a result, we will see a headwind to sales in February, but we expect to see offsetting gains in CoStar sales through the spring and summer of 2018. Excluding the ForRent acquisition, we expect revenue for the existing, organic business to be in the range of $1.105 billion to $1.120 billion, which implies an annual growth rate of 15% to 16% over 2017.

We expect revenue for the first quarter of 2018 in the range of $269 million to $272 million, representing revenue growth of 19% over the first quarter of 2017 at the midpoint of the range. Our revenue outlook for the first quarter of 2018 includes an assumption of $7 million to $8 million of revenue from For Rent, which is approximately one month of revenue.

We expect adjusted EBITDA in a range of $365 million to $375 million for the full year of 2018, which includes approximately $5 million to $7 million of adjusted EBITDA from the ForRent acquisition. Excluding the acquisition of ForRent, we expect full year adjusted EBITDA margins of approximately 33% at the midpoint of our guidance range. As we proceed with the integration of ForRent throughout the year, we remain confident we will achieve our goal of 40% margin exiting 2018.

For the first quarter we expect adjusted EBITDA in a range of $70 million to $74 million, which includes approximately $3 million of negative adjusted EBITDA from the ForRent business.

We expect full-year 2018 non-GAAP net income per diluted share in a range of $7.01 to $7.21, based on 36.5 million shares. For the first quarter we expect non-GAAP net income per diluted share in a range of $1.32 to $1.40 based on 36.3 million shares. These ranges include a revised non-GAAP tax rate of 25%, which has been reduced from 38% in prior years primarily due to the impact of recently passed federal tax legislation. The lower tax rate has the effect of increasing our non-GAAP net income for full year 2018 by approximately $44 million or $1.22 per diluted share at the midpoint of our guidance range.

The preceding forward-looking statements reflect CoStar Group’s expectations as of February 21, 2018, including forward-looking non-GAAP financial measures on a consolidated basis. Given the risk factors, uncertainties and assumptions discussed above, actual results may differ materially. Other than in publicly available statements, the Company does not intend to update its forward-looking statements until its next quarterly results announcement.

Reconciliation of EBITDA, adjusted EBITDA, non-GAAP net income and non-GAAP net income per diluted share and all of the disclosed non-GAAP financial measures to their GAAP basis results are shown in detail below, along with definitions for those terms. A reconciliation of forward-looking non-GAAP guidance to the most directly comparable GAAP measure, net income, can be found within the tables included in this release.

Non-GAAP Financial Measures
For information regarding the purpose for which management uses the non-GAAP financial measures disclosed in this release and why management believes they provide useful information to investors regarding the Company’s financial condition and results of operations, please refer to the Company’s latest periodic report.

EBITDA is a non-GAAP financial measure that represents GAAP net income attributable to CoStar Group before (i) interest income (expense) and loss on debt extinguishment, (ii) provision for income taxes, and (iii) depreciation and amortization.

Adjusted EBITDA is a non-GAAP financial measure that represents EBITDA before (i) stock-based compensation expense, (ii) acquisition and integration related costs, (iii) restructuring charges and related costs, and (iv) settlements and impairments incurred outside the Company’s normal business operations.

Non-GAAP net income is a non-GAAP financial measure that represents GAAP net income attributable to CoStar Group before (i) amortization of acquired intangible assets, (ii) stock-based compensation expense, (iii) acquisition and integration related costs, (iv) purchase accounting adjustments, (v) restructuring charges and related costs, (vi) settlements and impairments and (vii) loss on debt extinguishment. From this figure, we then subtract an assumed provision for income taxes to arrive at non-GAAP net income. In 2016 and 2017, the company assumed a 38% tax rate, and in 2018 the company is assuming a 25% tax rate in order to approximate our statutory corporate tax rate.

Non-GAAP net income per diluted share (also referred to as non-GAAP EPS) is a non-GAAP financial measure that represents non-GAAP net income divided by the number of diluted shares outstanding for the period. For periods with GAAP net losses and non-GAAP net income, the weighted-average outstanding shares used to calculate non-GAAP net income per share includes potentially dilutive securities that were excluded from the calculation of GAAP net income per share as the effect was anti-dilutive.

Earnings Conference Call
Management will conduct a conference call at 11:00 AM EST on Thursday, February 22, 2018 to discuss earnings results for the fourth quarter of 2017 and the Company’s outlook. The audio portion of the conference call will be broadcast live over the Internet at www.costargroup.com/investors/events. To join the conference call by telephone, please dial (800) 230-1074 (from the United States and Canada) or (612) 234-9959 (from all other countries) and refer to conference code 444420. An audio recording of the conference call will be available for replay approximately one hour after the call's completion and will remain available for a period of time following the call. To access the recorded conference call, please dial (800) 475-6701 (from the U.S. and Canada) or (320) 365-3844 (from all other countries) using access code 444420. The webcast replay will also be available in the Investors section of CoStar Group's website for a period of time following the call.

CoStar Group, Inc.
Condensed Consolidated Statements of Operations - Unaudited
(in thousands, except per share data)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2017	2016	2017	2016

Revenues	$253,991	$218,311	$965,230	$837,630
Cost of revenues	58,301	46,013	220,403	173,814
Gross profit	195,690	172,298	744,827	663,816

Operating expenses:
Selling and marketing (excluding customer base amortization)	77,529	65,397	318,362	296,483
Software development	21,796	19,861	88,850	76,400
General and administrative	41,578	35,022	146,128	123,297
Customer base amortization	4,029	5,129	17,671	22,731
	144,932	125,409	571,011	518,911

Income from operations	50,758	46,889	173,816	144,905
Interest and other income	2,455	1,186	4,044	1,773
Interest and other expense	(734)	(2,554)	(9,014)	(10,016)
Loss on debt extinguishment	(3,788)	—	(3,788)	—
Income before income taxes	48,691	45,521	165,058	136,662
Income tax expense	4,487	15,948	42,363	51,591
Net income	$44,204	$29,573	$122,695	$85,071

Net income per share - basic	$1.24	$0.92	$3.70	$2.64
Net income per share - diluted	$1.22	$0.91	$3.66	$2.62

Weighted average outstanding shares - basic	35,675	32,213	33,200	32,167
Weighted average outstanding shares - diluted	36,119	32,473	33,559	32,436

CoStar Group, Inc.
Reconciliation of Non-GAAP Financial Measures - Unaudited
(in thousands, except per share data)

Reconciliation of Net Income to Non-GAAP Net Income
	Three Months Ended December 31,		Twelve Months Ended December 31,
	2017	2016	2017	2016

Net income	$44,204	$29,573	$122,695	$85,071
Income tax expense	4,487	15,948	42,363	51,591
Income before income taxes	48,691	45,521	165,058	136,662
Amortization of acquired intangible assets	8,660	10,829	37,391	45,550
Stock-based compensation expense	9,827	9,368	39,030	36,349
Acquisition and integration related costs	1,990	—	4,061	2,258
Restructuring and related costs	—	1,779	—	1,845
Settlements and impairments	—	—	(760)	—
Loss on debt extinguishment	3,788	—	3,788	—
Non-GAAP income before income taxes	72,956	67,497	248,568	222,664
Assumed rate for income tax expense *	38%	38%	38%	38%
Assumed provision for income tax expense	(27,723)	(25,649)	(94,456)	(84,612)
Non-GAAP net income	$45,233	$41,848	$154,112	$138,052

Net income per share - diluted	$1.22	$0.91	$3.66	$2.62
Non-GAAP net income per share - diluted	$1.25	$1.29	$4.59	$4.26

Weighted average outstanding shares - basic	35,675	32,213	33,200	32,167
Weighted average outstanding shares - diluted	36,119	32,473	33,559	32,436

* A 38% tax rate is assumed, which approximates our statutory corporate tax rate.

Reconciliation of Net Income to EBITDA and Adjusted EBITDA
	Three Months Ended December 31,		Twelve Months Ended December 31,
	2017	2016	2017	2016

Net income	$44,204	$29,573	$122,695	$85,071
Amortization of acquired intangible assets in cost of revenues	4,618	5,700	19,707	22,819
Amortization of acquired intangible assets in operating expenses	4,042	5,129	17,684	22,731
Depreciation and other amortization	6,706	6,295	26,252	24,615
Interest and other income	(2,455)	(1,186)	(4,044)	(1,773)
Interest and other expense	734	2,554	9,014	10,016
Loss on debt extinguishment	3,788	—	3,788	—
Income tax expense	4,487	15,948	42,363	51,591
EBITDA	$66,124	$64,013	$237,459	$215,070
Stock-based compensation expense	9,827	9,368	39,030	36,349
Acquisition and integration related costs	1,990	—	4,061	2,258
Settlements and impairments	—	—	(760)	—
Restructuring and related costs	—	1,779	—	1,845
Adjusted EBITDA	$77,941	$75,160	$279,790	$255,522

CoStar Group, Inc.
Condensed Consolidated Balance Sheets
(in thousands)

	December 31, 2017	December 31, 2016
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$1,211,463	$567,223
Accounts receivable, net	60,900	48,537
Income tax receivable	—	129
Prepaid expenses and other current assets	15,572	11,602
Total current assets	1,287,935	627,491

Long-term investments	10,070	9,952
Deferred income taxes, net	5,431	7,273
Property and equipment, net	84,496	87,568
Goodwill	1,283,457	1,254,866
Intangible assets, net	182,892	195,965
Deposits and other assets	6,179	1,948
Income tax receivable	12,981	—
Total assets	$2,873,441	$2,185,063

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable, accrued expenses and other current liabilities	$100,980	$83,916
Current portion of long-term debt	—	31,866
Deferred revenue	45,686	39,164
Total current liabilities	146,666	154,946

Long-term debt, less current portion	—	306,473
Deferred gain on sale of building	16,192	18,715
Deferred rent	33,909	31,589
Deferred income taxes, net	12,070	18,386
Income taxes payable	13,354	741

Stockholders' equity	2,651,250	1,654,213
Total liabilities and stockholders' equity	$2,873,441	$2,185,063

CoStar Group, Inc.
Condensed Consolidated Statements of Cash Flows - Unaudited
(in thousands, unaudited)

	Twelve Months Ended December 31,
	2017	2016
Operating activities:
Net income	$122,695	$85,071
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	63,643	70,165
Amortization of debt issuance costs	2,303	3,227
Debt extinguishment loss	3,788	—
Impairment loss	—	23
Realized gain on investments	—	(808)
Property and equipment write-off	129	839
Stock-based compensation expense	39,030	36,349
Deferred income tax (benefit) expense, net	(2,903)	15,635
Bad debt expense	5,690	7,358
Changes in operating assets and liabilities, net of acquisitions:
Accounts receivable	(17,524)	(16,044)
Prepaid expenses and other current assets	(3,672)	(1,157)
Income tax receivable	(12,981)	—
Accounts payable and other liabilities	11,525	(1,520)
Income taxes payable	16,937	2,816
Deferred revenue	6,004	(2,070)
Deposits and other assets	39	758
Net cash provided by operating activities	234,703	200,642

Investing activities:
Proceeds from sale and settlement of investments	—	5,950
Purchases of property and equipment and other assets	(24,499)	(18,766)
Acquisitions, net of cash acquired	(47,768)	(10,443)
Net cash used in investing activities	(72,267)	(23,259)

Financing activities:
Payments of long-term debt	(345,000)	(20,000)
Payments of debt issuance costs	(3,467)	—
Repurchase of restricted stock to satisfy tax withholding obligations	(14,902)	(16,424)
Proceeds from equity offering, net of transaction costs	833,911	—
Proceeds from exercise of stock options and employee stock purchase plan	9,888	5,861
Net cash provided by (used) in financing activities	480,430	(30,563)

Effect of foreign currency exchange rates on cash and cash equivalents	1,374	(1,415)
Net increase in cash and cash equivalents	644,240	145,405
Cash and cash equivalents at the beginning of period	567,223	421,818
Cash and cash equivalents at the end of period	$1,211,463	$567,223

CoStar Group, Inc.
Results of Segments - Unaudited
(in thousands)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2017	2016	2017	2016
Revenues
North America	$245,760	$210,735	$934,464	$809,492
International
External customers	8,231	7,576	30,766	28,138
Intersegment revenues *	15	16	42	40
Total International revenues	8,246	7,592	30,808	28,178
Intersegment eliminations	(15)	(16)	(42)	(40)
Total revenues	$253,991	$218,311	$965,230	$837,630

EBITDA
North America	$66,842	$62,605	$236,906	$210,901
International	(718)	1,408	553	4,169
Total EBITDA	$66,124	$64,013	$237,459	$215,070

* Intersegment revenues recorded were attributable to services performed for the Company's wholly owned subsidiary, CoStar Portfolio Strategy by Grecam S.A.S. (“Grecam”), a wholly owned subsidiary of CoStar Limited, the Company’s wholly owned U.K. holding company. Intersegment revenues are recorded at an amount the Company believes approximates fair value. North America EBITDA includes a corresponding cost for the services performed by Grecam for CoStar Portfolio Strategy.

CoStar Group, Inc.
Revenues by Services - Unaudited
(in thousands)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2017	2016	2017	2016

Information and analytics
CoStar Suite	$122,098	$106,487	$463,185	$408,456
Information services	17,254	18,842	72,618	77,178
Online marketplaces
Multifamily	75,531	60,083	279,855	224,835
Commercial property and land	39,108	32,899	149,572	127,161
Total revenues	$253,991	$218,311	$965,230	$837,630

CoStar Group, Inc. Reconciliation of Non-GAAP Financial Measures with 2016-2017 Quarterly Results - Unaudited
(in millions, except per share data)

Reconciliation of Net Income to Non-GAAP Net Income

	2016				2017
	Q1	Q2	Q3	Q4	Q1	Q2	Q3	Q4

Net income	$16.7	$15.6	$23.2	$29.6	$22.1	$22.2	$34.2	$44.2
Income tax expense	11.2	10.2	14.2	16.0	13.3	3.6	21.0	4.5
Income before income taxes	27.9	25.8	37.4	45.5	35.4	25.8	55.2	48.7
Amortization of acquired intangible assets	11.9	11.5	11.3	10.8	10.9	9.3	8.5	8.7
Stock-based compensation expense	8.3	9.3	9.3	9.4	9.4	10.1	9.7	9.8
Acquisition and integration related costs	1.5	0.8	—	—	0.4	0.4	1.2	2.0
Restructuring and related costs	—	—	0.1	1.8	—	—	—	—
Settlements and impairments	—	—	—	—	(0.8)	—	—	—
Loss on debt extinguishment	—	—	—	—	—	—	—	3.8
Non-GAAP income before income taxes	49.6	47.5	58.1	67.5	55.3	45.6	74.6	73.0
Assumed rate for income tax expense *	38%	38%	38%	38%	38%	38%	38%	38%
Assumed provision for income tax expense	(18.9)	(18.0)	(22.1)	(25.6)	(21.0)	(17.3)	(28.4)	(27.7)
Non-GAAP net income	$30.7	$29.4	$36.0	$41.8	$34.3	$28.3	$46.3	$45.2

Non-GAAP net income per share - diluted	$0.95	$0.91	$1.11	$1.29	$1.05	$0.86	$1.41	$1.25

Weighted average outstanding shares - basic	32.1	32.2	32.2	32.2	32.3	32.4	32.4	35.7
Weighted average outstanding shares - diluted	32.4	32.4	32.4	32.5	32.6	32.7	32.8	36.1

* A 38% tax rate is assumed, which approximates our statutory corporate tax rate.

Reconciliation of Net Income to EBITDA and Adjusted EBITDA

	2016				2017
	Q1	Q2	Q3	Q4	Q1	Q2	Q3	Q4

Net income	$16.7	$15.6	$23.2	$29.6	$22.1	$22.2	$34.2	$44.2
Amortization of acquired intangible assets	11.9	11.5	11.3	10.8	10.9	9.3	8.5	8.7
Depreciation and other amortization	5.6	5.9	6.8	6.3	6.4	6.5	6.6	6.7
Interest and other income	(0.1)	(0.2)	(0.3)	(1.2)	(0.4)	(0.6)	(0.6)	(2.5)
Interest and other expense	2.5	2.5	2.5	2.6	2.7	2.7	2.9	0.7
Loss on debt extinguishment	—	—	—	—	—	—	—	3.8
Income tax expense	11.2	10.2	14.2	15.9	13.3	3.6	21.0	4.5
EBITDA	$47.8	$45.6	$57.7	$64.0	$55.0	$43.7	$72.6	$66.0
Stock-based compensation expense	8.3	9.3	9.3	9.4	9.4	10.1	9.7	9.8
Acquisition and integration related costs	1.5	0.8	—	—	0.4	0.4	1.2	2.0
Restructuring and related costs	—	—	0.1	1.8	—	—	—	—
Settlements and impairments	—	—	—	—	(0.8)	—	—	—
Adjusted EBITDA	$57.6	$55.7	$67.1	$75.2	$63.9	$54.3	$83.6	$77.9

CoStar Group, Inc.
Reconciliation of Forward-Looking Guidance - Unaudited
(in thousands, except per share data)

Reconciliation of Forward-Looking Guidance, Net Income to Non-GAAP Net Income
	Guidance Range		Guidance Range
	For the Three Months		For the Twelve Months
	Ended March 31, 2018		Ended December 31, 2018
	Low	High	Low	High

Net income	$28,000	$32,000	$166,000	$178,000
Income tax expense	9,000	11,000	56,000	60,000
Income before income taxes	37,000	43,000	222,000	238,000
Amortization of acquired intangible assets	11,000	11,000	53,000	53,000
Stock-based compensation expense	11,000	10,000	45,000	42,000
Acquisition and integration related costs	5,000	4,000	20,000	17,000
Restructuring and related costs	—	—	1,000	1,000
Non-GAAP income before income taxes	64,000	68,000	341,000	351,000
Assumed rate for income tax expense *	25%	25%	25%	25%
Assumed provision for income tax expense	(16,000)	(17,000)	(85,300)	(87,800)
Non-GAAP net income	$48,000	$51,000	$255,700	$263,200

Net income per share - diluted	$0.77	$0.88	$4.55	$4.88
Non-GAAP net income per share - diluted	$1.32	$1.40	$7.01	$7.21

Weighted average outstanding shares - diluted	36,300	36,300	36,500	36,500

* A 25% tax rate is assumed, which approximates our statutory corporate tax rate.

Reconciliation of Forward-Looking Guidance, Net Income to Adjusted EBITDA

	Guidance Range		Guidance Range
	For the Three Months		For the Twelve Months
	Ended March 31, 2018		Ended December 31, 2018
	Low	High	Low	High
Net income	$28,000	$32,000	$166,000	$178,000
Amortization of acquired intangible assets	11,000	11,000	53,000	53,000
Depreciation and other amortization	7,000	7,000	26,000	26,000
Interest and other expense, net	(1,000)	(1,000)	(2,000)	(2,000)
Income tax expense	9,000	11,000	56,000	60,000
Stock-based compensation expense	11,000	10,000	45,000	42,000
Acquisition and integration related costs	5,000	4,000	20,000	17,000
Restructuring and related costs	—	—	1,000	1,000
Adjusted EBITDA	$70,000	$74,000	$365,000	$375,000

All Contacts
Scott Wheeler
Chief Financial Officer
(202) 336-6920
swheeler@costar.com

Richard Simonelli
Vice President
Investor Relations and Communications
(202) 346-6394
rsimonelli@costar.com

About CoStar Group, Inc.

CoStar Group, Inc. (NASDAQ: CSGP) is the leading provider of commercial real estate information, analytics and online marketplaces. Founded in 1987, CoStar conducts expansive, ongoing research to produce and maintain the largest and most comprehensive database of commercial real estate information. Our suite of online services enables clients to analyze, interpret and gain unmatched insight on commercial property values, market conditions and current availabilities. LoopNet is the most heavily trafficked commercial real estate marketplace online with over 5 million monthly unique visitors per month. Apartments.com, ApartmentFinder.com, ForRent.com, ApartmentHomeLiving.com, Westside Rentals, AFTER55.com, CorporateHousing.com, ForRentUniversity.com and Apartamentos.com form the premier online apartment resource for renters seeking great apartment homes and provide property managers and owners a proven platform for marketing their properties. CoStar Group’s websites attracted an average of approximately 34 million unique monthly visitors in aggregate throughout 2017. Headquartered in Washington, DC, CoStar maintains offices throughout the U.S. and in Europe and Canada with a staff of over 3,700 worldwide, including the industry’s largest professional research organization. For more information, visit www.costargroup.com.

This news release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include, but are not limited to, statements about CoStar Group's financial expectations, the Company's plans, objectives, expectations and intentions and other statements including words such as “hope,” "anticipate," "may," "believe," "expect," "intend," "will," "should," "plan," "estimate," "predict," "continue" and "potential" or the negative of these terms or other comparable terminology. Such statements are based upon the current beliefs and expectations of management of CoStar Group and are subject to significant risks and uncertainties. Actual results may differ materially from the results anticipated in the forward-looking statements. The following factors, among others, could cause or contribute to such differences: the risk that the trends stated or implied by this release cannot or will not be sustained at the current pace, including trends related to revenue, bookings, sales, site traffic and visits, and leads, leases and revenue in the apartments industry; the risk that the Company is unable to sustain current revenue and earnings growth rates or increase them; the risk that the Company is unable to achieve accelerating revenue growth in 2018; the risk that revenues for the first quarter and full year 2018 will not be as stated in this press release; the risk that the ForRent revenue and adjusted EBITDA for first quarter and full year 2018 will not be as expected and stated in this press release; the risk that the reduction of the LoopNet Premium Searcher revenue for 2018 could differ from expectations and stated in this press release; the risk that the Company is unable to offset the discontinued LoopNet Premium Searcher revenue with CoStar sales through the spring and summer of 2018; the risk that net income for the first quarter and full year 2018 will not be as stated in this press release; the risk that adjusted EBITDA for the first quarter and full year 2018 will not be as stated in this press release; the risk that adjusted EBITDA margins for the full year 2018 will not be as expected and as stated in this press release; the risk that non-GAAP net income and non-GAAP net income per diluted share for the first quarter and full year 2018 will not be as stated in this press release; the risk that the tax rate estimate stated in this press release is incorrect or may change; the risk that new tax laws, regulations or guidance may be enacted or issued impacting our effective tax rate; the risk that the impact of the tax rate on our non-GAAP net income for the full year 2018 is not as expected and as stated in this press release; the risk that the Company is unable to achieve its goal of 40% margin exiting 2018; the risk that the businesses of ForRent, Apartments.com, and CoStar may not be combined successfully or in a timely and cost-efficient manner; the risk that the combination does not produce the expected results or benefits; the risk that business disruption relating to the ForRent acquisition may be greater than expected; the risk that synergies and expected operating efficiencies from the acquisition of ForRent may not be as expected, may not be fully realized, may take longer to realize than expected or may not drive revenue and earnings growth; the risk that the combination and integration of ForRent will disrupt CoStar's operations or result in the loss of consumers, property owners or key employees; and the risk that the company’s estimates and assumptions regarding ForRent change from current expectations.  Additional factors that could cause results to differ materially from those anticipated in the forward-looking statements can be found in CoStar’s Annual Report on Form 10-K for the year ended December 31, 2016, and Quarterly Report on Form 10-Q for the quarter ended September 30, 2017, each of which is filed with the SEC, including in the “Risk Factors” section of those filings, and the Company’s other filings with the SEC available at the SEC’s website (www.sec.gov). CoStar assumes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.